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                                                                    Exhibit 99.1

                                                        For further information:

                                                                   Dawn Bertsche
                                                                  (513) 345-1108

                  MULTI-COLOR COMPLETES ACQUISITION OF UNIFLEX,
                  ENTERS FAST-GROWING HEAT-SHRINK LABEL MARKET

         CINCINNATI, Ohio, June 6, 2000 -- Multi-Color Corporation has completed the acquisition of Uniflex Corporation, taking the nation's leading in-mold label (IML) manufacturer into the rapidly growing $300 million field of heat-shrink labels and tamper-evident neck bands, Frank Gerace, Multi-Color President and Chief Executive Officer, reported today.

         The Boards of Directors of Multi-Color and Meiwa Corporation of
Japan -- one of the Mitsubishi Group companies and Uniflex's previous owner -- have approved the definitive agreement for Multi-Color to acquire the California-headquartered company. Terms of the acquisition were not disclosed. On March 31, 2000, Multi-Color (NASDAQ: LABL) had announced a letter of intent for the acquisition.

         "Uniflex immediately adds nearly 15 percent to our annualized revenue base," Gerace said. "But the real and exciting value comes from combining the manufacturing expertise and marketing strength of two of the leading suppliers of specialty labels for leading consumer brands."

         "We are very pleased to welcome Uniflex's customers -- manufacturers of traditional and new-age beverages, wine and spirits, sport drinks, juices, and dairy products. We will continue to deliver sophisticated solutions to their most complex

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and graphically demanding labeling needs. We also bring them Multi-Color's well-earned leadership in customer service and technical support."

         Multi-Color reported net income of $5.6 million for fiscal 2000, ended March 31, or $2.01 per diluted common share, on revenues of $53.3 million. Multi-Color is the No.1 global manufacturer of in-mold labels (IML), a market totaling more than $100 million in the United States.

         Uniflex is a 13-year-old company, headquartered in Anaheim, CA, with a rotogravure printing and conversion plant in Las Vegas, NV. It sells its products in the United States, Canada, and Mexico.

         Its founder and president, John Yamasaki, a pioneer in heat-shrink labeling, is joining Multi-Color as a member of the executive management team and Vice President of Sales and Product Development -- Heat Shrink Labels.

         "Combining our company with Multi-Color creates great opportunities to expand our business," Yamasaki said. "Heat-shrink labels are colorful and powerful. Aggressive marketers choose them to make their products stand out. The demand for these full-body labeling applications is growing by 15 to 20 percent a year, both in existing and new product categories."

         Heat-shrink labels are printed on special plastic film. The resulting label or band is converted to a "sleeve" that, through application of heat, shrinks to fit exactly to the contours of a bottle.

         "Heat shrink labels are complex, technically demanding products," Gerace said. "Major global consumer-product companies recognize us as the leader in specialty label applications, and that is precisely where we are expanding our role."

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         "Joining Uniflex and Multi-Color creates a three-plant manufacturing system that includes both gravure and flexographic printing capabilities for heat-shrink label customers. Laser Graphic Systems, our digital imaging and cylinder engraving operation, offers high-quality gravure printing cylinders and outstanding turnaround times."

         "In their requirement for extensive manufacturing expertise, heat-shrink labels are very much like IML. Very few companies can consistently meet the exacting demands of these labeling systems. That is why heat-shrink labels fit perfectly into our growth strategy."

         In addition to Uniflex and heat-shrink labels, Multi-Color has also entered the $2 billion market for specialty pressure-sensitive labels. Its Batavia, OH, plant uses state-of-the-art flexographic and screen printing and hot-foil stamping to produce high-end pressure-sensitive labels for health and beauty aids, wine and spirits, pharmaceuticals, and household cleaners. Multi-Color acquired the Batavia plant in December 1999.

         Multi-Color is a leading U.S. manufacturer of specialty labels for major global consumer-product companies. Product categories include liquid detergents and laundry-care products, household cleaners, automotive coolants, beverages, juices, dairy products, wine and spirits, health and beauty aids, and pharmaceuticals. It sells its labels in the United States, Canada, Mexico, South America, and is beginning to enter the Pacific Rim market.

         Forward-looking statements in this release including, without limitations, statements relating to the Company's plans, strategies, objectives, expectations,

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intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; the ability to integrate acquisitions; the success of its significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; availability, terms and development of capital; availability of raw materials; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, and other factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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